LICENSE AGREEMENT

GOLD RECOVERY PLANT DESIGN AND ENGINEERING

between

DANIEL KUNZ & ASSOCIATES LLC

and

GOLD TORRENT, INC.

LICENSE AGREEMENT

License agreement between Daniel Kunz & Associates LLC ("Licensor") and Gold Torrent, Inc. and assignable to Alaska Gold Torrent, LLC ("Licensee").

The License Agreement is made effective by the signature of both parties by February 1, 2017

The content of the agreement is as follows:

1. SUBJECT MATTER

The content of this License Agreement is a 400 tonne per day capacity gravity gold recovery plant design, engineering and knowhow ("Licensed Good") which is under the property right of Gold Torrent, Inc. and assignable to Alaska Gold Torrent, LLC.

The Licensee is permitted by the Licensor to use the Licensed Good in order to construct, own, and operate a gold recovery plant using the designs, engineering plans and details of the Licensed Good. To enable the use of the Licensed Good the Licensor will support the Licensee with necessary consulting and training to provide for an orderly construction and operation of the gold recovery plant.

The Licensee and its authorised users commit to hold confidential:

a) the plant's detailed design including mass balance calculations, numbers and types of operating components in the plant, security design features, maintenance requirements, operating efficiencies, and other key parameters of the performance elements and structure of the plant;
b) results of any modifications, improvements, and changes that may arise during the construction and operation of the plant; and,
c) all drawings used for design, construction, operations and maintenance of the plant.

2. EXTENT OF LICENSE

2.1 Non-Exclusive

The Licensee accepts a non-exclusive exclusive right in terms of conditions of this License Agreement to construct, build, own, and operate the Licensed Good for use associated with the Lucky Shot gold project near Willow Alaska.

If the Licensor agrees with a third party about the respective Licensed Good to provide more favourable conditions, the Licensor obligates to renew the present License Agreement and to give the Licensee the same favourable conditions as to the third party.

2.2 Territory

The licensed territory is the Lucky Shot gold project near Willow Alaska. The Licensee is not permitted to make, use or sell the Licensed Good outside this territory.

2.3 Sub-License

The Licensee has the right to grant sub-license in its territory. Revenues from the sub-license have to be shared with the Licensor to 50%. The sub-license will end with termination of the head-license. Any sub-license agreement needs the prior permission of the Licensor.

2.4 Improvements

Changes and Improvements by the Licensee

All improvements to the Licensed Good have to be reported by the Licensee to the Licensor. Improvements in this sense include any advances which can be directly used or applied by the Licensed Good and which are patentable. If the Licensor participated in this development he/she possess the right to be considered as part of a joint venture as well as the right to be licensed to the new technology. Both parties agree to undertake further negotiation processes in good faith.

Improvements by the Licensor

The Licensors agrees to inform the Licensee about all improvements to the Licensed Good. The Licensee has the right to be licensed to the respective new technology by the conditions of this License Agreement.

2.5 Term

The License Agreement ends at the decommissioning and final reclamation of the Lucky Shot gold project.

3. FEES

3.1 Lump Sum

The Licensor and the Licensee agree about a lump sum in the amount of US$200,000 for each single plant with a design capacity of 400 tonnes of ore per day. The lump sum shall be paid within thirty days of the date that Commercial Production is achieved in accordance with definition of

Commercial Production in the Alaska Gold Torrent project streaming finance documents. Therewith the license is fully paid-up and no further financial requirements will emerge.

4. INFRINGEMENT

In case of financial disadvantages following an infringement due to a third party producing, practicing or selling the Licensed Good without permission by the Licensor, the parties shall meet for agreement over appropriate actions. Licensee and Licensor will share the costs of eventually necessary legal effects by 50% and 50% respectively.

5. GENERAL CONSIDERATIONS

5.1 Representations and Warranties

The Licensor represents and warrants the Licensee:

a) Licensor owns the Licensed Good and its legal property rights, which gives the right to grant the respective license. The Licensor possess the contractual right to grant the License in case of improvements of the Licensed Good.

b) The Licensed Good and its property rights are valid accordingly to the knowledge of the Licensor at the date of signature.

c) The use of the Licensed Good is to be implemented pursuant to the knowledge of Licensor without any exceptions.

d) The Licensee will have no liabilities or obligations to the Licensor's License improvements.

e) On the request from the Licensee, the Licensor will provide the Licensee access to the Licensed Good design, engineering and trainings agreed upon in this contract without further consideration.

f) The Licensor will inform the Licensee immediately in case legal changes affecting the Licensed Good emerge.

5.2 Licensor and Licensee Obligations

Licensor Obligations

a) The Licensor provides the relevant technology required for the use of the Licensed Good

b) The Licensor maintains the power of the license in the territory.

Licensee Obligations

a) The Licensee will undertake all necessary steps to successfully engineer, procure, construct, manufacture and operate the Licensed Good in the present territory.

b) The Licensee takes properly care of the entrusted Licensed Good and other properties of the Licensee.

c) Licensee shall bear all the risks of operation, recovery of gold, fit for purpose, applicability to the project ore deposits, final disposition of the plant, Licensed Good, etc. Licensee shall be indemnify Licensor for any and all damages, consequential or otherwise, for construction, use of and ownership of the Licensed Good, including any claims for damages, injury, performance, recovery rates of the plant, constructability, taxes, rights, whatsoever.

6. GOVERNING LAW

This Agreement will be interpreted and construed according to, and governed by, the laws of the State of Idaho. Any dispute regarding this agreement shall be examined under jurisdiction of these laws.

Licensor:	Licensee:
DANIEL KUNZ & ASSOCIATES LLC	**GOLD TORRENT, INC.**
DANIEL KUNZ PRINCIPAL	RYAN HART PRESIDENT